Exhibit 99.1

Media Contact: Jen Bernier-Santarini MIPS Technologies, Inc. +1 408 530-5178 jenb@mips.com	Investor Contact: Maury Austin MIPS Technologies, Inc. +1 408 530-5200 ir@mips.com

MIPS Technologies CFO Maury Austin to Retire

SUNNYVALE, Calif. – August 4, 2011 – MIPS Technologies, Inc. (NASDAQ: MIPS), a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications, announced today that its Vice President and CFO Maury Austin plans to retire. The company is in the process of searching for a new CFO. Mr. Austin will continue in the role of CFO until a successor is named.

“Maury has played a key role in the success of the company over the last three years. He has had a steady hand on our financial operations and has helped us build the strategy we are pursuing today,” said Sandeep Vij, president and CEO, MIPS Technologies. “As a result of Maury’s contributions, we have a very capable finance team and a strong balance sheet to continue to execute against our business plans.”

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications. The MIPS architecture powers some of the world's most popular products, including broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

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